Exhibit 99.2

The information contained in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not a soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2011

PRELIMINARY PROSPECTUS

             Shares

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Chuy’s Holdings, Inc.

Common Stock

We are offering              shares of our common stock and the selling stockholders identified in this prospectus are offering              shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and, prior to this offering, there has been no public market for our common stock. We expect the initial public offering price to be between $             and $             per share. We intend to apply to list our common stock on the Nasdaq Global Select Market under the symbol “CHUY.”

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions
Proceeds to Chuy’s Holdings, Inc., before expenses
Proceeds to Selling Stockholders, before expenses

Delivery of the shares of common stock is expected to be made on or about                     , 2011. The selling stockholders have granted the underwriters an option for a period of 30 days to purchase an additional              shares of our common stock to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling stockholders will be $             and the total proceeds to the selling stockholders, before expenses, will be $            .

Jefferies	Baird

KeyBanc Capital Markets	Morgan Keegan	Raymond James

Prospectus dated                     , 2011